Exhibit 99.3

Summary of Press Release Disclosed Items

Net Income Impact ($MM)

	3Q04		3Q05
Global Consumer
Cards	$128	(1)	$(143	)(6, 7, 9, 12, 13)
Consumer Finance	44	(1)	(126	)(9, 10, 13)
Retail Banking	109	(1)	(115	)(8, 9, 10, 12, 13)
Other	—		—
Corporate & Investment Banking
Capital Markets and Banking	85	(1, 3, 4)	(10	)(7, 12, 13)
Transaction Services	33	(1)	23	(7, 12, 13)
Other	—		54	(11)
Global Wealth Management
Smith Barney	—		—
Private Bank	—		—
Alternative Investments	—		—
Corporate/Other	147	(2)	(4	)(9)
Discontinued Operations	47	(5)	2,123	(13, 14)

1.
Release of reserve for credit losses to reflect continued improvement in credit quality of $686 pre-tax ($450 after tax). After-tax comprised of $128 in Cards, $109 in Retail Banking (includes build of $66 pre-tax—$44 after-tax), $44 in Consumer Finance, $136 in CM&B and $33 GTS). After-tax regional breakdown: releases of $238 in North America, $103 in Mexico, $15 in Japan, $30 in Asia, $99 in Latin America and build of $35 in EMEA.

2.
Tax reserve release of $147 in Corporate/Other.

3.
Increase in legal reserve of ($100) pre-tax (($64) after-tax) in CM&B.

4.
Gain on sale of part of Nikko Cordial stake of $20 pre-tax ($13 after-tax) in CM&B.

5.
Tax benefit related to Argentina of $47 in Discontinued Operations.

6.
Temporary increase in bankruptcy filings resulted in approximately ($200) pre-tax (($124) after-tax) increase in credit costs in Cards.

7.
LLR build of $150 pre-tax ($94 after-tax), comprised of $143 pre-tax ($89 after-tax) in CM&B and $7 pre-tax ($5 after-tax) in GTS.

8.
Settlement of litigation regarding the purchase of Copelco of $185 pre-tax ($108 after-tax).

9.
Impact of Hurricane Katrina of ($357) pre-tax (($222) after-tax) comprised of ($110) pre-tax (($69) after-tax) in Cards, ($180) pre-tax (($113) after-tax) in Consumer Finance, ($60) pre-tax (($36) after-tax) in Retail Banking, and ($7) pre-tax (($4) after-tax) in Corporate Other.

10.
Standardization of loan write-off policies in EMEA increased credit costs ($490) pre-tax (($332) after-tax) comprised of ($14) pre-tax (($9) after-tax) in Consumer Finance and ($476) pre-tax (($323) after-tax) in Retail Banking.

11.
Global Crossing and other insurance recoveries of $90 pre-tax ($54 after-tax) in CIB other.

12.
Mexico VAT credit of $182 pre-tax ($117 after-tax) comprised of $42 pre-tax ($27 after-tax) in Cards, $122 pre-tax ($79 after-tax) in Retail Banking, $14 pre-tax ($9 after-tax) in CM&B and $4 pre-tax ($2 after-tax) in GTS.

13.
HIA tax benefit of $188 comprised of $37 in Cards (comprised of $41 in Mexico, offset by a net ($4) in other regions), ($4) in Consumer Finance, $57 in Retail Banking (comprised of $66 in Mexico, offset by a net ($9) in other regions), $70 in CM&B, $26 in GTS and $3 in Discontinued Operations.

14.
Gain on sale of Life Insurance & Annuities of $2.12Bn and retention bonus of ($33) in Discontinued Operations.